1 AGCO CORPORATION INSIDER TRADING POLICY (As amended through July 11, 2023) 1. PURPOSE AND GENERAL OVERVIEW This Insider Trading Policy (this "Policy") of AGCO Corporation (together with its subsidiaries, "AGCO" or the "Company") sets forth the general standards for all employees, consultants, officers and directors with respect to engaging in transactions in AGCO's securities and securities of other publicly-traded companies. This Policy explains the prohibitions against "insider trading" based on U.S. federal securities laws and establishes the Company's policies and procedures to promote and monitor compliance with those laws. Violations of insider trading laws can, and often do, result in criminal investigations, prosecutions, disgorgement of trading profits, fines and prison sentences. Accordingly, your compliance with this Policy is of the utmost importance for both you and the Company. Questions regarding the prohibition on insider trading or concerning this Policy should be directed to AGCO's General Counsel. This Policy describes the general prohibition on insider trading applicable to all persons subject to this Policy and also additional restrictions on individuals who have been designated as "Insiders.". Insiders include members of the Company's Board of Directors, its "officers" (as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934 (the "Exchange Act")) and any other employees designated by the General Counsel as "Insiders" who generally are more likely than other employees to be in possession of material nonpublic information due to the nature of their work at AGCO. 2. SCOPE OF THE POLICY Persons Covered. As an employee, consultant, officer or director of AGCO, this Policy applies to you. The same restrictions that apply to you also apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities (defined below) are directed by you or are subject to your influence or control (such as parents or children who consult with you before they engage in transactions in Company Securities) (collectively referred to as "Family Members"). This Policy also applies to any entities that you influence or control, including any corporations, LLCs, partnerships or trusts (collectively referred to as "Controlled Entities"). Transactions by your Family Members and Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account. You are responsible for ensuring that the transactions of these other persons or entities do not violate this Policy and, therefore, you should make them aware of the need to confer with you before they engage in any transaction in Company Securities. Transactions Covered. Except as otherwise specified in this Policy under the heading "Transactions Excluded from this Policy," this Policy applies to all transactions in AGCO securities (collectively referred to in this Policy as "Company Securities"), including common stock, preferred stock, notes, and debentures, as well as to derivative securities relating to AGCO's stock, such as options and warrants, including those not issued by the Company, such as exchange-traded options, and other securities that are convertible into, settled in, or measured by reference to another Company Security, and securities attributable to an Insider under either Section 13 or Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"). This Policy also applies to transactions in the securities of certain companies with which AGCO or its subsidiaries do business. This Policy applies to transactions that occur even after you cease to be an employee, consultant, officer or director of AGCO for as long as you are in possession of material nonpublic information. 3. STATEMENT OF POLICY No person subject to this Policy who is aware of material nonpublic information relating to the Company may, directly or indirectly (including through Family Members, Controlled Entities or other persons):

2 • Engage in transactions in Company Securities, except as otherwise specified in this Policy under the heading "Transactions Excluded from this Policy;" • Recommend to others the purchase or sale of Company Securities; • Disclose material nonpublic information about the Company to persons (i) within the Company whose jobs do not require them to have that information, or (ii) outside of the Company, including, but not limited to, family, friends, business associates, investors and others, unless that disclosure is made in accordance with the Company's policies regarding the protection or authorized external disclosure of information regarding the Company; or • Assist anyone to engage in the above activities. In addition, no person subject to this Policy who, in the course of working for AGCO, learns of material nonpublic information about a company with which AGCO does business may trade in that company's securities until the information becomes public or is no longer material. Such companies include current or prospective suppliers or customers of AGCO, companies with which AGCO may be negotiating a major transaction, and companies that may be a party to potential corporate transactions, such as an acquisition, investment or sale. This Policy does not extend to trading in the securities of other companies where such trading is based upon your general knowledge of the industry and its prospects and not specific nonpublic information about AGCO or that company obtained as described above. There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exceptions to this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct. 4. DEFINITION OF MATERIAL NONPUBLIC INFORMATION Material Information. Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities and private plaintiffs with the benefit of hindsight. If you have a question about whether any particular item would be considered "material," the General Counsel should be consulted. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are: • Undisclosed earnings and other financial results of the Company; • Any earnings projections and other financial projections for the Company; • Any projections regarding the price of Company Securities; • Any proposal or negotiation for the acquisition of a material company, business or amount of assets, or the creation of a material joint venture or similar business enterprise in which the Company would be a participant; • Any material litigation or governmental proceeding or investigation concerning the Company or any of its officers, directors or employees, or any significant supplier or operation of the Company whether such proceeding is actual or threatened and any significant developments with respect to any such litigation, proceeding or investigation; • Any proposal or negotiation for the sale of a material amount of the Company's assets or of a significant portion of Company Securities, including mergers, tender offers and exchange offers; • Any major change in the corporate structure of the Company; • Any proposed public or private sale of Company Securities (debt or equity), any significant change in the level of borrowing by the Company, or Company redemptions or repurchases of its outstanding Company Securities; • Significant changes in Company management or key employees; • Any proposed significant new products or marketing plans of the Company;

3 • Any material write-up or write-down of assets or change in accounting methods; • Any actual or projected change in industry circumstances, competitive conditions or regulatory matters or other industry conditions that could significantly affect the Company's sales, earnings, financial position or future prospects; • Any proposed stock split or stock dividend; and • Any proposed change in cash dividends. When Information is Considered "Public." If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release, a filing with the Securities and Exchange Commission ("SEC"), or in limited cases posting on the Company's website) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until two full trading days have elapsed since the information was released. If, for example, the Company were to make a material announcement on a Monday before trading begins, you should not trade in Company Securities until Wednesday. If an announcement were made on a Friday after trading begins, Wednesday generally would be the first eligible trading day. The General Counsel can authorize exceptions to these time frames, but the exceptions likely would be very fact-specific and rare. 5. TRANSACTIONS EXCLUDED FROM THIS POLICY This Policy does not apply in the case of the following transactions, except as specifically noted: • Restricted Stock and Performance Awards. This Policy does not apply to the vesting of equity awards or the automatic exercise of a tax withholding right pursuant to which you have elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of equity awards. The Policy does apply, however, for any sale of common stock received by you as a result of vesting, including for the purpose of paying taxes. • Bona Fide Gifts. Bona fide gifts of Company Securities are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Company Securities while the donor is aware of material nonpublic information. • Rule 10b5-1 Plans. Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability to a person who enters a trading plan for transactions in Company Securities that meets the conditions specified in Rule 10b5-1. A Rule 10b5-1 plan must be entered into at a time when the person is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. There are other constraints on using Rule 10b5-1 plans, including cooling off periods (generally 90 days) before trades can be executed and limitations on having multiple Rule 10b5-1 plans in effect at the same time. You should discuss the advisability of, and terms and process for implementing, a Rule 10b5-1 plan with your broker, financial advisor or legal advisor. However, any employee, consultant, officer or director of AGCO who wishes to enter into, modify, or terminate a Rule 10b5-1 plan must pre-clear the plan (and any modification to the plan) with the General Counsel prior to entering into the plan (or modification), and must also provide the General Counsel a copy of any Rule 10b5-1 plan immediately following its execution. You should be aware that the Company is obligated to publicly disclose Rule 10b5-1 plans entered into by officers and directors, including their basic terms, but not the price at which trades are executed. o Note: Although Rule 10b5-1 plans may help avoid trading while in possession of material nonpublic information, they do not eliminate the requirements and prohibitions contained in other relevant securities laws. Any transactions pursuant to a Rule 10b5-1 plan must still comply with the Section 16 reporting requirements and short-swing liability rules under the Exchange Act and with Rule 144 under the Securities Act of 1933 (the “Securities Act"). (See "Additional Restrictions Applicable for Insiders – Reporting Requirements" and "Additional Restrictions Applicable for Insiders – Short-Swing Profits" below for more information about these requirements.)

4 6. PENALTIES FOR NONCOMPLIANCE U.S. Federal and state securities laws prohibit the purchase or sale of securities while you are in possession of material nonpublic information as well as the disclosure of material nonpublic information to others who then trade in a company's securities (sometimes called "tipping"). Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities as well as the authorities in foreign jurisdictions. Punishment for insider trading violations is severe, almost always includes disgorgement of the profit earned (or a multiple of that profit), and may include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" if they fail to take reasonable steps to prevent insider trading by company personnel. Failure to comply with this Policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not the failure to comply with this Policy results in a violation of law. A violation of law, or even questionable conduct that leads to federal investigation that does not result in prosecution, can tarnish an individual's reputation and irreparably damage a career. Any failure to fully cooperate with an investigation, whether conducted by the Company or the government, also is subject to Company imposed sanctions, including dismissal for cause. 7. INDIVIDUAL RESPONSIBILITY Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. You are individually responsible for ensuring that you (and your Family Members and Controlled Entities) do not engage in prohibited insider trading. You (and your Family Members and Controlled Entities) should use good judgment to be sure you are not trading in Company Securities while in possession of material nonpublic information. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Administration and Company Assistance with this Policy AGCO's General Counsel is responsible for administering this Policy. Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the General Counsel, who can be reached by telephone at 001-770-232-8276 or by e-mail at Roger.Batkin@AGCOcorp.com. 8. ADDITIONAL RESTRICTIONS APPLICABLE TO INSIDERS In addition to the general prohibitions on insider trading described above that apply to all persons subject to this Policy, directors, officers and certain other employees who have been notified of their designation as "Insiders" are subject to additional restrictions on trading. The provisions below will govern to the extent that any such requirement is more restrictive than the requirements set forth above. Window Period Requirement. Except for transactions specifically excluded above in the section "Transactions Excluded from this Policy," the Company requires that Insiders trade in Company Securities only during the period beginning after the second business day following the date of release of a quarterly or annual statement of earnings and ending at the close of the market on the last business day of that same month, i.e., the "window period." The Company will periodically issue detailed guidance and procedures to Insiders subject to the window period for trading in Company Securities. Trading during a window period minimizes the potential violation of insider trading laws because material financial information has just been released to the public. However, even during this trading window, an Insider who is in possession of any material nonpublic information should not trade in Company Securities until the information has been made disclosed publicly or is no longer material. In addition, the Company in its sole discretion may close a trading window if an event-specific blackout period discussed below is imposed and will re-open the trading window once the blackout period has ended.

5 Event-specific Blackout Periods. From time to time, an event may occur or may be anticipated to occur that is material to the Company and is known by only a few directors, officers, or other employees. So long as the event remains material and nonpublic, such directors, officers and other persons as are designated by the General Counsel may not engage in any transaction in Company Securities even during what would otherwise be a window period, except for transactions specifically excluded above in the section "Transactions Excluded from this Policy." The existence of an event-specific blackout will not be announced, other than to those who are, or might be, aware of the event giving rise to the blackout. Any person made aware of the existence of an event- specific blackout should not disclose the existence of the blackout to any other person. The failure of the General Counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to engage in any transaction while in possession of such material nonpublic information. Pre-Clearance Procedures. Even during trading windows, all Insiders and their related accounts, must receive clearance prior to effecting any trade in Company Securities (whether it be a purchase, sale or any other transfer, including a gift, pledge or loan). This clearance should be requested in writing from the General Counsel (or his delegates) at least two business days in advance of the proposed transaction. The General Counsel is under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. Broker Interface Procedures. All Insiders must provide their brokers with a copy of this Policy and require their brokers to verify with the Company that any required pre-clearance has been obtained prior to effecting a trade in Company Securities, confirm that Rule 144 of the Securities Act has been complied with (including, if applicable, the filing of a Form 144 and compliance with volume limitations and manner of trade restrictions), and report the details of all transactions to the Company. Special and Prohibited Transactions. The Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in Company Securities. Accordingly, Insiders may not engage in any of the following transactions except as specifically noted: • Short-Term Trading. Short-term trading of Company Securities may be distracting and may unduly focus an Insider on the Company's short-term stock market performance instead of the Company's long- term business objectives. For these reasons, any Insider who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa). In addition, Section 16(b) of the Exchange Act requires that any profit realized by a Section 16 Insider from such a short-term transaction must be paid to the Company (See "Short- Swing Profits" below). • Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company's prospects. In addition, short sales may reduce a seller's incentive to seek to improve the Company's performance. For these reasons, short sales of Company Securities are prohibited. In addition, Section 16(c) of the Exchange Act prohibits Section 16 Insiders from engaging in short sales. • Exchange-Traded Options. Given the relatively short term of most exchange-traded options, transactions in options may create the appearance that an Insider is trading while in possession of material nonpublic information and focus an Insider's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, unless pre-approved by the General Counsel, transactions in put options, call options or other derivative securities regarding the Company, on an exchange or in any other organized market, are prohibited by this Policy. • Pledging and Hedging. Insiders are prohibited from, directly or indirectly, (1) pledging Company Securities, or (2) hedging with respect to Company Securities. For these purposes, (a) "pledging" includes the intentional creation of any form of pledge, security interest, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens or liens

6 arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans, and (b) "hedging" includes any instrument or transaction, including put options and forward-sale contracts, through which the Insider offsets or reduces exposure to the risk of price fluctuations in a corresponding equity security. The pledging prohibition in this policy does not extend to Company Securities where the director or officer does not directly or indirectly control a majority of the equity securities of the owner of the Company Securities or otherwise directly control the Company Securities. Standing and Limit Orders. Standing and limit orders (except under approved Rule 10b5-1 plans as described above) create heightened risks for insider trading violations. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an Insider is in possession of material nonpublic information. The Company therefore discourages Insiders from placing standing or limit orders on Company Securities other than for short durations within a window period. Reporting Requirements. Many of the Company's Insiders, including all executive officers and directors ("Section 16 Insiders"), are subject to the reporting requirements of Section 16(a) of the Exchange Act. In order to monitor transactions of certain insiders, the SEC has reporting requirements that apply to most transactions in Company Securities by Section 16 Insiders. Although the Section 16(a) reporting requirements generally do not directly apply to Family Members and Controlled Entities, each Section 16 Insider is responsible for ensuring that transactions by Family Members and Controlled Entities are properly reported on the Section 16 Insider's reports and, therefore, each transaction in Company Securities should be promptly reported by Family Members and Controlled Entities to the respective Section 16 Insider. Section 16 obligations continue for up to six months following termination of employment or service. • SEC Forms. Section 16 Insiders generally are required to report their transactions in Company Securities on Forms 3s, 4s and 5s that are filed with the SEC. While these reporting requirements are the personal obligations of the individual Section 16 Insider, it is the Company's practice to provide assistance through the General Counsel. If you have any questions about whether or how Section 16 applies to your transactions, please seek additional guidance from the General Counsel. • Rule 144. The Company's Section 16 Insiders who are deemed "affiliates" of the Company also must comply with the reporting and other requirements of Rule 144 of the Securities Act. Rule 144 imposes various requirements, including volume limitations and manner of trade restrictions, on sales of Company Securities by affiliates. In general, for Section 16 • Insiders that are deemed "affiliates" of the Company, where the amount sold in any three- month period exceeds 5,000 shares or $50,000 in value, the Section 16 Insider is required to file a Form 144 with the SEC no later than the time the sale order is placed with a broker. Section 16 Insiders should make sure that their brokers are aware of the Rule 144 requirements and will make the required Rule 144 filing on theis behalf. See "Broker lnterface Procedures" above. Short-Swing Profits. Under Section 16(b) of the Exchange Act any "profit" realized by a Section 16 Insider on a "short-swing" transaction (meaning, a purchase and sale, or sale and purchase, of Company Securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or any of the Company's stockholders. Liability under Section 16(b) is imposed in a mechanical fashion without regard to intent or mitigating factors. For this purpose, "profit" is calculated as the difference between the sale price and purchase price in the matching transactions, and may be unrelated to the actual gain on the shares sold. When computing recoverable profits on multiple purchases and sales within a six month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible for a Section 16 Insider to sustain a net loss on a series of transactions while still having recoverable profits. The following are examples of how Section 16(b) would apply in hypothetical situations: • Example #1: Assume that a Section 16 Insider makes the following purchases and sales of AGCO's common stock at the following prices per share:

Transaction Date	Shares Purchased	Price Per Share	Shares Sold	Price Per Share
January 1, 2013	1,000	$70	-	-
June 1, 2013	400	$55	-	-
July 1, 2013	400	$60	-	-
August 1, 2013	-	-	500	$65

- In this example, there would be a short-swing profit of $4,500 that the Company would be required to recover.
- To calculate the recoverable profit, match the highest price sold (500 shares on August 1 at $65 per share) with the lowest prices purchased within six months until all 500 shares are matched: 400 shares purchased on June 1 at $55 per share and 100 (of the 400) shares purchased on July 1 at $60. The total sales price is $32,500 (500 shares multiplied by $65). The total purchase price is $28,000 (400 shares multiplied by $55 and 100 shares multiplied by $60). The total recoverable profit is then $4,500 ($32,500 minus $28,000).
- Note in this situation that for Section 16(b) purposes the purchase on January 1 (that is more than 6 months before the sale on August 1 and at a higher price) is irrelevant. Essentially, holding shares longer than 6 months prior to a sale does not cure a Section 16(b) violation if there are other purchase transactions that can be matched within a 6-month period. For Section 16(b) purposes, generally any purchase and sale within a 6- month period will be matched regardless of previous holdings.

- Example #2: Assume that a Section 16 Insider makes the following purchases and sales of
- AGCO's common stock at the following prices per share:

Transaction Date	Shares Purchased	Price Per Share	Shares Sold	Price Per Share
March 1, 2013	1,000	$70	-	-
June 1, 2013	-	-	500	$60
August 1, 2013	500	$50	-	-

- In this example, there would be a short-swing profit of $5,000 that the Company would be required to recover.
- It would appear in this case that no profit was realized since shares were purchased on March 1 at $70 per share and then later sold on June 1 at $60 per share. However, for Section 16(b) purposes the order of purchases and sales is not taken into account. In this case, the sale on June 1 of 500 shares at $60 would be matched with the purchase on August 1 of 500 shares at $50 even though the purchase came after the sale. By matching these two transactions together there would be a total purchase price of $25,000 (500 shares multiplied by $50) and a total sales price of $30,000 (500 shares multiplied by $60) for a recoverable profit of $5,000 ($30,000 - $25,000).

The Section 16 rules are complicated and present ample opportunity for inadvertent error. There are some exceptions to the Section 16(b) matching process for transactions between the Company and the Section 16 Insider with respect to equity incentive plans. To avoid unnecessary costs and potential embarrassment, each Section 16 Insider is strongly encouraged to consult with his or her broker, financial advisor or legal advisor, or AGCO's General Counsel, regarding the potential applicability of Section 16(b) prior to engaging in any transaction in Company Securities.

This Policy supersedes all prior AGCO Insider Trading Policies.

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